UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2020

CASEY'S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(I.R.S. Employer Identification Number)

One SE Convenience Blvd., Ankeny, Iowa

(Address of principal executive offices)

50021

(Zip Code)

515/965-6100

(Registrant's telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

Casey’s General Stores, Inc. (the “Company”) is party to a credit agreement dated January 11, 2019, as amended June 30, 2020 (the “Existing Credit Agreement”), with Royal Bank of Canada, as administrative agent (the “Administrative Agent”), and the lenders and issuing banks from time-to-time party thereto.

On December 23, 2020 (the “Effective Date”), the Company entered into a second amendment (“the Amendment”) to the Existing Credit Agreement (together with the Amendment, the “Credit Agreement”) to: (a) increase the revolving commitments thereunder to an aggregate principal amount of $450 million (the “Revolving Facility Increase”, and together with the existing revolving commitments the “Revolving Facility”); and (b) provide for a senior unsecured delayed-draw term loan facility in an aggregate principal amount of up to $300 million.

There are no material changes to the covenants or the events of default in the Credit Agreement as a result of the Amendment.

Revolving Facility Increase

The Amendment increased the total borrowing capacity under the Revolving Facility by an aggregate principal amount of $150 million, from $300 million to $450 million. The maturity date of the Revolving Facility remains unchanged, at January 11, 2024. Borrowings under the Revolving Facility are available to finance the Company’s previously announced and pending acquisition of Bucky’s Convenience Stores (the “Acquisition”) and for working capital needs, capital expenditures, commercial paper backstops, share repurchases and general corporate purposes.

Amounts borrowed under the Revolving Facility will bear interest at variable rates based upon, at the Company’s option, either: (a) the LIBO Rate adjusted for statutory reserve requirements (but no less than 0.75%) (the “Adjusted LIBO Rate”), plus a margin ranging from 1.05% to 1.85%; or (b) an alternate base rate, which is the higher of (i) the prime rate announced by the Administrative Agent, (ii) the federal funds rate plus 1/2 of 1.00%, and (iii) the one-month LIBO Rate plus 1.00% (as applicable, the “ABR Rate”), plus a margin ranging from 0.05% to 0.85%. The Revolving Facility also carries a facility fee of 0.20% to 0.40% per annum. The applicable margins and facility fee are dependent upon the Company’s Consolidated Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement (the “Consolidated Leverage Ratio”).

Term Loan Facility

The Amendment provides for a new senior unsecured delayed-draw term loan facility in an aggregate principal amount of up to $300 million, which may be drawn in a single borrowing for up to three months from the Effective Date (the “Term Loan Facility”). The Term Loan Facility has a maturity date of January 6, 2026 (the “Term Loan Maturity Date”) and its proceeds may be used to finance the Acquisition and for working capital needs, capital expenditures, share repurchases and general corporate purposes.

Amounts borrowed under the Term Loan Facility will bear interest at variable rates based upon, at the Company’s option, either: (i) the Adjusted LIBO Rate, plus a margin ranging from 1.55% to 2.60%; or (ii) the ABR Rate, plus a margin ranging from 0.20% to 1.60%. The Term Loan Facility also carries a facility fee of 0.20% to 0.40% per annum. The applicable margins and facility fee are dependent upon the Consolidated Leverage Ratio.

The outstanding principal balance of the loan drawn on the Term Loan Facility is required to be repaid in equal quarterly installments in an amount equal to 1.25% of the original principal amount, on the last day of each March, June, September and December following the Effective Date, commencing on March 31, 2021, with the balance due on the Term Loan Maturity Date. Mandatory prepayments are required with: (a) 100% of the net cash proceeds of casualty events and non-ordinary course asset sales in excess of $25 million, subject to customary reinvestment rights and exceptions set forth in the Credit Agreement; and (b) 100% of the net cash proceeds of debt obligations, other than debt permitted under the Credit Agreement.

The foregoing descriptions are qualified in their entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Bridge Loan Commitment

As a result of, and concurrent with the effectiveness of the Amendment, the commitments under the previously announced 364-Day Bridge Loan Commitment Letter with Goldman Sachs Bank USA dated November 8, 2020, were reduced in accordance with the terms thereof.

Certain of the lenders and the Administrative Agent and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its subsidiaries for which services they have received, and may in the future receive, customary fees and commissions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY'S GENERAL STORES, INC.

Dated: December 31, 2020	By:	/s/ Julia L. Jackowski
Julia L. Jackowski
Chief Legal Officer and Secretary